Exhibit (h)(i)(a)

Amendment No. 1

To

Transfer Agency and Shareholder Services Agreement

This Amendment No. 1 To Transfer Agency And Shareholder Services Agreement ("Amendment No. 1"), dated as of March 2, 2021 ("Effective Date"), is being entered into by and between BNY Mellon Investment Servicing (US) Inc. ("BNYM") and each of The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust, Schwab Annuity Portfolios and Laudus Trust (individually, an "Investment Company"; collectively, the "Investment Companies"), each on its own behalf and on behalf of each of its Portfolios listed on Schedule B to the Original Agreement (as defined below).

Background

BNYM and the Investment Companies previously entered into the Transfer Agency And Shareholder Services Agreement, dated of November 12, 2020 (the "Original Agreement"). The parties intend that the Original Agreement be amended as provided in this Amendment No. 1.

Terms

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to the sentences set forth above and as follows:

1.                     Amendment of the Original Agreement. The Original Agreement is hereby amended as follows:

(a)                   A new Section 3(a)(19) that reads in its entirety as follows is added:

(19) 22c-2 Services. BNYM will use reasonable care in selecting, monitoring and overseeing all aspects of implementation and ongoing services of, a third party service provider ("22c-2 Provider") (i) to assist each Fund in implementing the Fund's SEC Rule 22c-2 compliance rules ("22c-2 Compliance Rules") in a manner consistent with the Fund's SEC Rule 22c-2 policies as established by the Fund's prospectus or board of directors or trustees, as appropriate, (ii) to monitor the results of the implementation of the 22c-2 Compliance Rules, (iii) to report violations of the 22c-2 Compliance Rules that are detected, (iv) to advise the Fund on an ongoing basis of industry best practices, and (v) to implement changes to the 22c-2 Compliance Rules reasonably requested by the Fund's 22c-2 compliance officer. The 22c-2 Provider shall perform the services listed in the second column of Schedule F ("22c-2 Services") and the Fund shall be responsible for performing the corresponding functions listed in the third column of Schedule F. The Fund shall be provided with an opportunity from time to time to review the 22c-2 Overview and Schedule F in conjunction with the 22c-2 Provider and BNYM and make such changes as the Fund, BNYM and the 22c-2 Provider agree are appropriate. For clarification: For purposes of Schedule C, the 22c-2 Provider is a Third-Party Provider, as that term is defined at Section 1 of Schedule C.

(b)                  Section 6.15 of Schedule C is deleted and replaced in its entirety with the following:

6.15        Provisions Applicable Solely to the 22c-2 System. In connection with any permitted access and use of the 22c-2 System, the Company agrees as follows:

(a)           Definitions. The following terms have the following meanings solely for purposes of this Section 6.15:

"Commercially Reasonable Efforts" means efforts that are reasonable under the circumstances for a well managed company in the securities processing industry.

"Company 22c-2 Data" means, collectively, the Fund Data, the Shareholder Data and the Supplemental Data.

"Company Database" means the database maintained within the 22c-2 System by and for Company containing the Company 22c-2 Data.

"Financial Intermediary" means a financial intermediary as that term is defined in Rule 22c-2.

"Front End Data" means the transaction data relating to the Funds and the accounts of Shareholders of the Funds (i) specified by applicable Documentation for use within the 22c-2 System to yield reports intended to assist the Company in determining the Financial Intermediaries from which additional transactional details could be requested for purposes of compliance with SEC Rule 22c-2, and (ii) which has been selected by the Company and transmitted to the Company Database.

"Fund Data" means, collectively, the Front End Data and the Fund Settings.

"Fund Settings" means the Fund preferences, parameters, rules and settings inputted into the Company Database and 22c-2 System by Company to administer a Fund's Rule 22c-2 policies.

"Rule 22c-2" means Rule 22c-2 of the SEC promulgated under the 1940 Act.

"Shareholder" means a shareholder, as that term is defined in Rule 22c-2, of any of the Funds.

"Shareholder Data" means the transaction data with respect to Shareholders in a Fund requested by Company that a Financial Intermediary, for access and use by Company in the 22c-2 System, (i) delivers to BNYM by a Designated Method, or (ii) delivers to Company and is inputted into the Company Database by Company.

"SRO" means any self-regulatory organization, including national securities exchanges and national securities associations.

"Supplemental Data" means any data or information, other than the Shareholder Data and Fund Data, inputted into the Company Database by Company, or provided to BNYM and inputted into the Company Database by BNYM as an additional service, that Company has reasonably determined is necessary in the operation of the 22c-2 System for purposes of compliance with Rule 22c-2.

(b)           Availability. BNYM shall make the 22c-2 System available to Company during days the New York Stock Exchange is open for trading, except for periods therein in which BNYM suspends access for maintenance, backup, updates, upgrades, modifications required due to changes in applicable law, or other commercially reasonable purposes as reasonably determined by BNYM. BNYM will use Commercially Reasonable Efforts to limit any periods of non-availability due to the foregoing activities.

(c)           Third Party Provisions. Company's use of the 22c-2 System shall be subject to the terms and conditions contained in BNYM's agreements with Third Party Providers that BNYM is required by such agreements to apply to users of the software or services of the particular Third Party Provider to the extent notified of such terms and conditions by BNYM.

(d)           BNYM Modifications. Company hereby accepts all such modifications, revisions and updates, including changes in programming languages, rules of operation and screen or report format, as and when they are implemented by BNYM or the Third Party Provider, and agrees to take no action intended to have or having the effect of canceling, reversing, nullifying or modifying in any fashion the operation or results of such modifications, revisions and updates. BNYM will make Commercially Reasonable Efforts to give Company advance written notice before any such modifications, revisions or updates to the 22c-2 System go into effect.

(e)           Shareholder Data.

(1)           Company acknowledges that Financial Intermediaries, not BNYM, provide the Shareholder Data, that Company's access to the Shareholder Data through use of the 22c-2 System is dependent upon delivery of the Shareholder Data by the Financial Intermediaries, and that BNYM is not responsible or liable in any manner for any act or omission by a Financial Intermediary with respect to the delivery of Shareholder Data. Company also acknowledges that Financial Intermediaries may deliver Shareholder Data which modifies Shareholder Data previously delivered or may refuse to provide Shareholder Data and that BNYM is not responsible or liable in any manner for any such modification of Shareholder Data or any such refusal to deliver Shareholder Data.

(2)           Company has sole responsibility for authorizing and directing a Financial Intermediary to deliver Shareholder Data that Company may require for purposes of Rule 22c-2. BNYM shall be obligated to receive and input into the Company Database only that Shareholder Data which has been delivered by a Financial Intermediary through the facilities maintained for such purpose by the NSCC or through the internal communications links provided in the 22c-2 System ("Designated Methods"). Company shall be solely responsible for inputting into the Company Database and the 22c-2 System any Shareholder Data delivered by a method other than a Designated Method.

(f)            Company 22c-2 Data. As between Company and BNYM, Company alone shall be responsible for obtaining all Fund Data, Shareholder Data and Supplemental Data that Company determines is required in connection with its use of the 22c-2 System. As between Company and BNYM, Company is also exclusively responsible for (i) the accuracy and adequacy of all Company 22c-2 Data; (ii) the review for accuracy and adequacy of all output of the 22c-2 System before reliance or use (provided the 22c-2 System is operating in accordance with the Documentation); and (iii) the establishment and maintenance of appropriate control procedures and back up procedures to reduce any loss of information, interruption or delay in processing Company 22c-2 Data after received by Company. Company shall comply with all applicable laws and obtain all necessary consents from any person, including Financial Intermediaries, regarding the collection, use and distribution to BNYM of Company 22c-2 Data as contemplated herein and of any other information or data regarding Company and the Funds that Company provides or causes to be provided for the purposes of the 22c-2 System functions.

(g)           Communications Configuration. Company shall be responsible, at its expense, for procuring and maintaining the communications equipment, lines and related hardware and software reasonably specified by BNYM to comprise the communications configuration required for Company to use the 22c-2 System and any Updates and General Upgrades to the communications configuration.

(h)           Front End Data. As between Company and BNYM, Company shall be solely responsible for selecting Front End Data, identifying it to BNYM and directing BNYM to transmit the identified Front End Data from the BNYM transfer agent system to the Company 22c-2 Database in the 22c-2 System. Company hereby authorizes BNYM to transmit Front End Data to the 22c-2 System without further action on anyone's part upon receiving a communication from Company identifying Front End Data for transmission to the 22c-2 System.

(i)             Restricted Use of Company 22c-2 Data. The Company 22c-2 Data constitutes "Confidential Information" for all purposes of Section 4 and other applicable provisions of the Main Agreement. As between the Company and BNYM, title to all Company 22c-2 Data and all related intellectual property and other ownership rights shall remain exclusively with Company. Company authorizes BNYM to maintain and use Company 22c-2 Data solely in the manner contemplated by applicable Documentation and this Agreement and to aggregate Company 22c-2 Data in the Company Database with data of other users of the 22c-2 System to analyze and enhance the effectiveness of the 22c-2 System and to create broad-based statistical analyses and reports for users and potential users of the 22c-2 System and industry forums.

(j)             Application of Results. Except to the extent that the results are inaccurate due to BNYM's negligence, willful misconduct or reckless disregard, BNYM shall have no liability for any loss or damage resulting from any application of the results, or from any unintended or unforeseen results, obtained from the use of the 22c-2 System or any related service provided by BNYM.

(k)           Exclusion for Unauthorized Actions. BNYM shall not have any liability with respect to any performance problem, warranty, claim of infringement or other matter to the extent attributable to any unauthorized or improper use, alteration, addition or modification of the 22c-2 System by Company, any combination of the 22c-2 System with software not specified by applicable Documentation and any other use of the 22c-2 System in a manner inconsistent with this Agreement or applicable Documentation.

(l)             Disclaimer. BNYM DOES NOT WARRANT THAT USE OF THE 22C-2 SYSTEM BY COMPANY GUARANTEES COMPLIANCE WITH RULE 22C-2 OR ANY OTHER FEDERAL, STATE, LOCAL OR SRO LAW OR REGULATION. BNYM DOES NOT ASSUME ANY RESPONSIBILITY FOR ANY ASPECT OF LEGAL AND REGULATORY COMPLIANCE BY OR ON BEHALF OF COMPANY, NOR SHALL COMPANY REPRESENT OTHERWISE TO ANY PERSON. COMPANY'S USE OF THE 22C-2 SYSTEM AND ANY OTHER SERVICES PROVIDED UNDER THIS AGREEMENT SHALL NOT BE DEEMED LEGAL ADVICE.

(n)           Termination by BNYM. BNYM may terminate Company's right to access and use the 22c-2 System in the event the Third Party Provider terminates the relevant agreement between the Third Party Provider and BNYM that is necessary for BNYM to give Company access and use of the 22c-2 System. BNYM agrees to provide Company with as much advance notice of such termination as BNYM receives from the Third Party Provider.

(o)           Continuation Period. In the event the Agreement is terminated and in connection with such a termination the parties agree that Company will continue to have access to and use of the 22c-2 System, then the terms of this Agreement shall apply during any such continuation period. The term of any such continuation period shall be day to day and the continuation period may be terminated immediately by either party at any time by a written termination notice notwithstanding the contents of any other communication the parties may have previously exchanges, unless both parties agree in writing to such contents subsequent to the written termination notice. A continuation period as described in this subsection (o) is referred to herein as a "Continuation Period".

(p)           Effect of Termination. Following a termination of the Agreement or at the end of a Continuation Period, as applicable, BNYM will (i) dispose of all Company 22c-2 Data in accordance with its applicable backup and data destruction policies, and (ii) use good faith efforts to make electronic copies of Company 22c-2 Data in existing report formats of the 22c-2 System to the extent reasonably requested by Company no less than thirty (30) days in advance of the termination of the Agreement.

(c)                  A new Schedule G (22c-2 Provider And Corresponding Fund Responsibilities ) is added which reads in its entirety as set forth in the Schedule G attached to this Amendment No. 1 To Transfer Agency and Shareholder Services Agreement, dated March 2, 2021, between BNYM and each of the Investment Companies.

2.                    Remainder of Original Agreement. Except as specifically modified by this Amendment No. 1, all terms and conditions of the Original Agreement shall remain in full force and effect.

3.                    Governing Law. The governing law provision of the Original Agreement shall be the governing law provision of this Amendment No. 1.

4.                    Entire Agreement. This Amendment No. 1 constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the 22c-2 Services and the amendment of the Original Agreement with respect to the 22c-2 Services, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the 22c-2 Services.

5.                    Signatures; Counterparts. The parties expressly agree that this Amendment No. 1 may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of Amendment No. 1, by a manual signature on a copy of Amendment No. 1 transmitted by facsimile transmission, by a manual signature on a copy of Amendment No. 1 transmitted as an imaged document attached to an email, or by "Electronic Signature", which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of Amendment No. 1 by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment No. 1 or of executed signature pages to counterparts of this Amendment No. 1, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment No. 1 and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment No. 1.

[Remainder Of Page Intentionally Blank - Signatures Appear On Following Page]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 1 To Transfer Agency And Services Agreement to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment No. 1 by Electronic Signature, affirms authorization to execute this Amendment No. 1 by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment No. 1 and an agreement with its terms.

BNY Mellon Investment Servicing (US) Inc.		The Charles Schwab Family of Funds
Schwab Investments
Schwab Capital Trust
By:	/s/ Irene Speridakos	Schwab Annuity Portfolios
Laudus Trust

Name:	Irene Speridakos
Title:	Managing Director, BNY Mellon Asset Servicing	Each on its own behalf and on behalf of each of its Portfolios, if any, each in their individual and separate capacity

		By:	/s/ Mark D. Fischer

		Name:	Mark D. Fischer

		Title:	CFO

Schedule G

22c-2 Provider And Corresponding Fund Responsibilities

Implementation/Set-up		22c-2 Provider Responsibility		Fund Responsibility
➢	Define Rules:	➢	Construct compliance rules based on client policies and desired output.	➢	Determine and describe 22c-2 policies by product type, transaction type, and time frames.

➢	Determine Data Sources:	➢	Establish data sources, i.e. SDR, portals,etc.	➢	Define approach: risked based vs. data driven.

➢	Compliance Reports and queries:	➢	Standard compliance reports and ad hoc queries can be created. Additional custom reporting can be developed once terms are agreed upon.	➢	Describe desired parameters for standard reporting and any additional desired reports

Daily Monitoring		22c-2 Provider Responsibility		Fund Responsibility

➢	Daily Results:	➢	Monitor account violations	➢	Provide account violation policies

➢	Account Restrictions:	➢	Restrict accounts based on client instructions	➢	Approve account restrictions

➢	Reporting and Updates:	➢	Provide ongoing reporting and adjust rules as requested by client.	➢	Provide policy updates and instructions for changes with rule requirements.

➢	Audit and Reconciliation:	➢	Reconcile account restrictions reported in the application with account restrictions as reported by intermediaries.	➢	Provide contacts at intermediaries for restricted account notices and authorize restrictions.

Case Management and Reporting		22c-2 Provider Responsibility		Fund Responsibility

➢	Data Acquisition:	➢	Follow and perform prescribed workflow steps to acquire data from intermediaries	➢	Verify data acquisition requirements based on compliance policies.

➢	Account Restrictions:	➢	Follow and perform prescribed workflow steps to restrict an account, including sending written notification to the impacted clients and/or intermediaries.	➢	Verify account restriction policies and authorize account restrictions.

➢	Adjustments and Updates:	➢	Adjust workflow requirements consistent with policy or rule changes.	➢	Notify ADC of policy or rule changes and verify changes to corresponding workflow steps.

➢	Reporting and Audit:	➢	Provide reports and audits for case management steps and actions.	➢	Review and approve case management reports and audits.